Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Wilson W. Cheung Chief Financial Officer (510) 683-5900 Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, INC. To Offer 4,150,000 Shares of Common Stock

FREMONT, Calif., November 30, 2006 — AXT, Inc. (NASDAQ: AXTI) today announced that it has filed a prospectus supplement relating to the proposed sale of 4,150,000 shares of its common stock in a firmly underwritten public offering.  AXT intends to use the net proceeds from the offering for working capital and other general corporate purposes.  Needham & Company, LLC will act as the sole underwriter for the transaction.  The price per share for the offering will be determined according to market conditions at the time of sale, which is anticipated to occur in mid-December 2006.  AXT has granted Needham & Company, LLC an option to purchase 622,500 additional shares to cover over-allotments.  Copies of the prospectus supplement and related prospectus may be obtained by contacting Needham & Company, LLC at 445 Park Avenue, New York, New York 10022, or by facsimile at (212) 705-0416.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

About AXT, Inc.

AXT develops and produces high-performance compound and single element semiconductor substrates, including substrates made from gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge).  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including statements related to the company’s proposed underwritten public offering.  Such forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to AXT’s operations and business environment, which could cause AXT’s actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion.  Such uncertainties and factors include the trading price of AXT’s shares on the Nasdaq Global Market which could affect the total number of shares that AXT offers for sale and other factors as set forth in the prospectus supplement.  These factors are difficult to predict and many are beyond AXT’s control.  AXT does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.